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                          CALEDONIA MINING CORPORATION

                                  NEWS RELEASE

                   STELLARIA KIMBERLITE RETURNS MORE DIAMONDS

                        FRIDAY NOVEMBER 8TH 2002, 9.00 AM

Caledonia Mining Corporation ("Caledonia") of Toronto (TSX: CAL and NASDAQ-OTCBB: CALVF). is pleased to report additional diamond results from the Stellaria kimberlite located on the Kikerk Lake property in the Coronation Gulf region of Nunavut. Initial diamond results were reported on July 17, 2002.

The Stellaria kimberlite is situated 700 m east of the diamondiferous Potentilla kimberlite. As reported on May 21, 2002, Stellaria was discovered by drilling a single vertical hole into a geophysical anomaly having approximate surface dimensions of 160 m x 50 m. A second hole was drilled in August from a location 40 m northwest of the discovery drill site at an inclination of 60 degrees from horizontal toward the vertical discovery hole. The drill passed through 16 m of glacial overburden and 52 m of dolomitic limestone before intersecting 21 m of hypabyssal kimberlite, giving Stellaria an estimated true width of 13 m.

A 110.7 kg sample of kimberlite drill core was processed by caustic dissolution at Ashton's North Vancouver laboratory. Table 1 presents a summary of the diamond results in square mesh sieve format. Table 2 presents the data in Table 1 together with the initial results disclosed on July 17. These data are not sufficient to infer an accurate diamond grade for this kimberlite.

                      TABLE 1 - NOVEMBER 8 DIAMOND RESULTS

                           NUMBERS OF DIAMONDS ACCORDING TO SIEVE SIZE FRACTION (MM)
   SAMPLE      -------------------------------------------------------------------------
  WEIGHT       +0.100    +0.150    +0.212   +0.300   +0.425   +0.600   +0.850   +1.180      TOTAL
   (KG)        -0.150     0.212    -0.300   -0.425    0.600   -0.850   -1.180   -1.700     DIAMONDS
-----------    ------    ------    ------   ------   ------   ------   ------   ------     --------
  110.7 kg       17        17        19        7        3        3        0         1         67
                                                                                (Note 1)

Note 1: This diamond measures 2.3 x 1.4 x 0.9 mm.

   TABLE 2 - SUMMARY OF DIAMOND RESULTS FOR NOVEMBER 8, 2002 AND JULY 17, 2002

                                                    NUMBERS OF DIAMONDS
                                ------------------------------------------------------
                                    TOTAL
                                   DIAMONDS
                   SAMPLE        > or =0.1 MM   > or =0.5 MM   < or =0.5 MM   > or =1.0 MM
                   WEIGHT          (IN TWO        (IN ONE        (IN TWO        (IN TWO
 DATE REPORTED     (KG)          DIMENSIONS)     DIMENSION)    DIMENSIONS)    DIMENSIONS)
 -------------     ----          -----------     ----------    -----------    -----------
 NOV. 8, 2002      110.7             67              22            10               1
July 17, 2002      105.4             79              13             1               0
                   -----            ---              --            --             ---
        TOTAL      216.1            146              35            11               1
                   =====            ===              ==            ==             ===

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                                     - 2 -

The discovery of two diamondiferous kimberlites on the Kikerk Lake property confirms the need for further work on the property. Analysis of the 269 heavy mineral samples collected from the Kikerk Lake property in 2002 is currently underway. Once these results become available, the scope and nature of the 2003 winter program will be determined.

Exploration on the Kikerk Lake property is governed by an agreement among Caledonia Mining Corporation, Ashton Mining of Canada ("Ashton") and Northern Empire Minerals Ltd. ("Northern Empire"). The current respective interests of the parties are Ashton 52.5 percent, Caledonia 17.5 percent and Northern Empire 30 percent. Ashton has the right to increase its interest to 59.5 percent by carrying Caledonia until the completion of a feasibility study. Ashton is the operator of the program.

FOR FURTHER INFORMATION PLEASE CONTACT CALEDONIA MINING CORPORATION:

S. E. HAYDEN                        JAMES JOHNSTONE                    CHRIS HARVEY
Chairman, President and CEO         V-P Operations and COO             Technical Director
South Africa                        Canada                             Canada
Tel: (011-27-11) 447-2499           Tel: (1-905) 607-7543              Tel: (1-905) 607-7543
Fax: (011-27-11) 447-2554           Fax: (1-905) 607-9806              Fax: (1-905) 607-9806

FURTHER INFORMATION REGARDING CALEDONIA'S EXPLORATION ACTIVITIES AND OPERATIONS ALONG WITH ITS LATEST FINANCIALS MAY BE FOUND ON THE CORPORATION'S WEBSITE HTTP:/WWW.CALEDONIAMINING.COM